Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Fuse Science, Inc. and Subsidiaries

We consent to the incorporation by reference in the Form S-1 of Fuse Science, Inc. as of our report dated January 12, 2012, with respect to the consolidated balance sheet of Fuse Science, Inc. as of September 30, 2011 and related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Paritz & Company, PA

Hackensack, New Jersey

March 22, 2013